Exhibit 99.1

MAY 5, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303/633-2900
	24-Hour:	303/807-7018

DCP MIDSTREAM PARTNERS REPORTS SOLID FIRST QUARTER 2011 RESULTS

•	Financial results in line with 2011 DCF forecast

•	Declared increase in quarterly distribution

•	Expanded fee-based revenues through acquisition of NGL fractionators in the DJ Basin in Colorado

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three months ended March 31, 2011. The table below reflects first quarter 2011 and first quarter 2010 results on a consolidated basis and first quarter 2010 results as originally reported.

FIRST QUARTER 2011 SUMMARY RESULTS

	Three Months Ended March 31, (2)
	2011	2010	As Reported in 2010
	(Unaudited)
	(Millions, except per unit amounts)
Net (loss) income attributable to partners	$(5.9)	$32.3	$25.8
Net (loss) income per limited partner unit	$(0.28)	$0.64	$0.64
Adjusted EBITDA(1)	$52.3	$46.6	$40.1
Adjusted net income attributable to partners(1)	$28.0	$24.5	$18.0
Adjusted net income per limited partner unit(1)	$0.54	$0.41	$0.41
Distributable cash flow(1)	$46.4	**	$31.7

(1)	Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.
(2)	In January 2011, the Partnership completed the acquisition of a 33.33 percent interest in DCP Southeast Texas Holdings, GP from DCP Midstream, LLC (“DCP Midstream”). In a transaction between entities under common control, we are required to present results of operations as if the transaction had occurred at the beginning of the period and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2010 for comparative purposes.
**	For periods prior to 2011, distributable cash flow has not been calculated under the pooling method.

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ACQUISITION OF NGL FRACTIONATION FACILITIES

In March 2011 we closed a $30 million acquisition from a third party of two NGL fractionation facilities in the DJ Basin in Colorado. DCP Midstream, the largest gatherer and processor in the basin delivers natural gas liquids to the fractionators under a long term agreement. This acquisition provides fee-based margins and an additional complementary investment opportunity with our general partner.

CEO PERSPECTIVE

“Financial results were in line with our 2011 forecast, delivering a distribution coverage ratio of 1.4 times for the quarter”, said Mark Borer, president and CEO of the Partnership. “We increased our distribution again this quarter and are on track to deliver on our 2011 distributable cash flow forecast. We are optimistic about our growth outlook, including continued opportunities to invest with our general partner to grow the overall DCP enterprise and create value for our shareholders.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA for the three months ended March 31, 2011 increased to $52.3 million from $46.6 million for the three months ended March 31, 2010.

On April 25, 2011, we announced a quarterly distribution of $0.625 per limited partner unit. This represents an increase of 1.2 percent over the last quarterly distribution and an increase of 4.2 percent over the distribution paid in the first quarter of 2010. Our distributable cash flow of $46.4 million for the three months ended March 31, 2011 provided a 1.4 times distribution coverage ratio for the quarter. The distribution coverage ratio for the last four quarters as reported was 1.1 times.

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OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA decreased from $39.8 million for the three months ended March 31, 2010 to $36.4 million for the three months ended March 31, 2011, reflecting the impact of the moratorium in the Gulf and timing of expenditures at our Discovery asset. 2010 results include business interruption insurance recoveries and a different storage business structure and cash flow profile at our Southeast Texas asset.

Wholesale Propane Logistics — Adjusted segment EBITDA increased to $18.5 million for the three months ended March 31, 2011, from $11.7 million for the three months ended March 31, 2010, reflecting our acquisition of the Chesapeake propane terminal and higher unit margins.

NGL Logistics — Adjusted segment EBITDA increased to $6.4 million for the three months ended March 31, 2011 from $3.7 million for the three months ended March 31, 2010, reflecting our acquisitions of the Marysville NGL storage facility and an additional interest in our Black Lake NGL pipeline.

CORPORATE AND OTHER

Increased depreciation and amortization expense and interest expense for the three months ended March 31, 2011 reflect the Marysville NGL storage facility, Black Lake and Chesapeake wholesale propane terminal acquisitions as well as organic capital spending.

CAPITALIZATION

At March 31, 2011, we had $676 million of total debt outstanding, which was comprised of $250 million of senior notes due 2015 and $426 million outstanding under our revolver. Total unused revolver capacity was $424 million. Our leverage ratio pursuant to our credit facility for the quarter ended March 31, 2011, was approximately 3.6 times. Our effective interest rate on our overall debt position, as of March 31, 2011, was 4.3 percent.

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COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three months ended March 31, 2011 commodity derivative activity and total revenues included non-cash losses of $33.7 million and net hedge cash settlements were payments of $6.6 million. This compares to a non-cash gain of $7.8 million and net hedge cash settlement payments of $2.2 million for the three months ended March 31, 2010. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss first quarter results on Friday, May 6, 2011, at 9 a.m. ET. The dial-in number for the call is 877-317-6789 in the United States or 412-317-6789 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com.

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The call will be available for replay until 9 a.m. ET on May 18, 2011, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The conference number is 450572. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interest net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-

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to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less interest income and non-cash commodity derivative gains for that segment, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

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•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities; and

•

in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partners, and finance maintenance expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$429.7	$370.4	$370.4
Transportation, processing and other	35.6	27.3	27.3
(Loss) gains from commodity derivative activity, net	(40.2)	6.0	6.0

Total operating revenues	425.1	403.7	403.7
Purchases of natural gas, propane and NGLs	(375.0)	(332.8)	(332.8)
Operating and maintenance expense	(24.1)	(19.0)	(19.0)
Depreciation and amortization expense	(19.9)	(17.8)	(17.8)
General and administrative expense	(9.0)	(8.6)	(8.6)
Other operating income	0.1	—	—

Total operating costs and expenses	(427.9)	(378.2)	(378.2)

Operating (loss) income	(2.8)	25.5	25.5
Interest expense, net	(8.0)	(7.2)	(7.2)
Earnings (losses) from unconsolidated affiliates	8.6	14.4	7.9
Income tax expense	(0.2)	(0.3)	(0.3)
Net (income) loss attributable to noncontrolling interests	(3.5)	(0.1)	(0.1)

Net (loss) income attributable to partners	(5.9)	32.3	25.8
Net (income) attributable to predecessor operations	—	(6.5)	—
General partner unitholders’ interest in net income	(5.5)	(3.8)	(3.8)

Net (loss) income allocable to limited partners	$(11.4)	$22.0	$22.0

Net (loss) income per limited partner unit—basic and diluted	$(0.28)	$0.64	$0.64

Weighted-average limited partner units outstanding—basic and diluted	41.3	34.6	34.6

	March 31, 2011	December 31, 2010	As Reported December 31, 2010
	(Millions)
Cash and cash equivalents	$5.0	$6.7	$6.7
Other current assets	194.9	225.3	226.4
Property, plant and equipment, net	1,120.6	1,097.1	1,169.1
Other long-term assets	490.8	484.1	298.4

Total assets	$1,811.3	$1,813.2	$1,700.6

Current liabilities	$239.8	$211.2	$211.2
Long-term debt	675.8	647.8	647.8
Other long-term liabilities	84.9	103.4	103.4
Partners’ equity	589.7	630.7	518.1
Noncontrolling interests	221.1	220.1	220.1

Total liabilities and equity	$1,811.3	$1,813.2	$1,700.6

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended March 31,
	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	$(5.9)	$32.3	$25.8
Interest expense, net	8.0	7.2	7.2
Depreciation, amortization and income tax expense, net of noncontrolling interest	16.5	14.9	14.9
Non-cash commodity derivative mark-to-market	33.7	(7.8)	(7.8)

Adjusted EBITDA	52.3	46.6	40.1
Interest expense, net	(8.0)	(7.2)	(7.2)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(16.5)	(14.9)	(14.9)
Other	0.2	—	—

Adjusted net income attributable to partners	28.0	$24.5	18.0

Maintenance capital expenditures, net of reimbursable projects	(1.7)		(3.0)
Distributions from unconsolidated affiliates, net of earnings	2.7		1.9
Depreciation and amortization, net of noncontrolling interest	16.4		14.6
Proceeds from sale of assets	0.2		0.2
Impact of minimum volume receipt for throughput commitment	0.8		—

Distributable cash flow (1)	$46.4		$31.7

Adjusted net income attributable to partners	$28.0	$24.5	$18.0
Net income attributable to predecessor operations	—	(6.5)	—
General partner interest in net income	(5.8)	(3.7)	(3.7)

Adjusted net income allocable to limited partners	$22.2	$14.3	$14.3

Adjusted net income per unit	$0.54	$0.41	$0.41

Net cash provided by operating activities	$64.0	$53.7	$51.0
Interest expense, net	8.0	7.2	7.2
Distributions from unconsolidated affiliates, net of earnings	(2.7)	1.9	(1.9)
Net changes in operating assets and liabilities	(41.5)	(4.9)	(4.9)
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(7.1)	(3.3)	(3.3)
Non-cash commodity derivative mark-to-market	33.7	(7.8)	(7.8)
Other, net	(2.1)	(0.2)	(0.2)

Adjusted EBITDA	52.3	$46.6	40.1

Interest expense, net	(8.0)		(7.2)
Maintenance capital expenditures, net of reimbursable projects	(1.7)		(3.0)
Distributions from unconsolidated affiliates, net of earnings	2.7		1.9
Other	1.1		(0.1)

Distributable cash flow (1)	$46.4		$31.7

(1)	For periods prior to 2011, distributable cash flow has not been calculated under the pooling method.

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended
	March 31,
	2011	As Reported In 2010
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$46.4	$31.7
Distributions declared	$33.4	$24.6

Distribution coverage ratio	1.39x	1.29x

Distributable cash flow	$46.4	$31.7
Distributions paid	$30.0	$24.6

Distribution coverage ratio — paid	1.55x	1.29x

	Three Months Ended
	March 31,
	2011	2010	As Reported in 2010
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net (loss) income attributable to partners	$(10.9)	$34.4	$27.9
Non-cash loss (gain) commodity derivative mark-to-market	33.4	(8.4)	(8.4)
Depreciation and amortization expense	17.5	17.0	17.0
Noncontrolling interest on depreciation and income tax	(3.6)	(3.2)	(3.2)

Adjusted segment EBITDA	$36.4	$39.8	$33.3

Operating and financial data:
Natural gas throughput (MMcf/d)	1,274	1,269	1,164
NGL gross production (Bbls/d)	40,674	40,225	32,874
Operating and maintenance expense	$16.5	$16.2	$16.2

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$17.5	$10.8	$10.8
Non-cash commodity derivative mark-to-market	0.3	0.6	0.6
Depreciation and amortization expense	0.7	0.3	0.3

Adjusted segment EBITDA	$18.5	$11.7	$11.7

Operating and financial data:
Propane sales volume (Bbls/d)	40,038	33,356	33,356
Operating and maintenance expense	$3.6	$2.6	$2.6

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$4.7	$3.2	$3.2
Depreciation and amortization expense	1.7	0.5	0.5

Adjusted segment EBITDA	$6.4	$3.7	$3.7

Operating and financial data:
NGL pipelines throughput (Bbls/d)	45,713	39,911	39,911
Operating and maintenance expense	$4.0	$0.2	$0.2

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q210	Q310	Q410	Q111	Twelve months ended March 31, 2011
	(Millions)
Net income (loss) attributable to partners	$25.8	$—	$4.3	$(5.9)	$24.2
Net (income) loss related to retrospective pooling of Southeast Texas	0.2	(4.1)	(4.0)	—	(7.9)

Net income (loss) attributable to partners as originally reported	$26.0	$(4.1)	$0.3	$(5.9)	$16.3

	As Reported in Q210	As Reported in Q310	As Reported in Q410	Q111	Twelve months ended March 31, 2011 (As Originally Reported)
		(Millions, except as indicated)
Net income (loss) attributable to partners as originally reported	$26.0	$(4.1)	$0.3	$(5.9)	$16.3
Maintenance capital expenditures, net of reimbursable projects	(0.9)	(0.2)	(1.5)	(1.7)	(4.3)
Depreciation and amortization expense, net of noncontrolling interests	15.2	15.9	14.8	16.4	62.3
Non-cash commodity derivative mark-to-market	(22.3)	18.5	17.0	33.7	46.9
Distributions from unconsolidated affiliates, net of losses and earnings	3.6	(0.2)	0.9	2.7	7.0
Proceeds from asset sales and assets held for sale, net of noncontrolling interests	3.3	2.7	0.1	0.2	6.3
Step acquisition – equity interest re-measurement gain	—	(9.1)	—	—	(9.1)

Impact of minimum volume receipt for throughput commitment	0.7	0.8	(2.3)	0.8	—
Non-cash interest rate derivative mark-to-market	(0.2)	0.2	(1.4)	0.2	(1.2)
Other	(0.5)	(0.5)	—	—	(1.0)

Distributable cash flow	$24.9	$24.0	$27.9	$46.4	$123.2

Distributions declared	$25.3	$27.4	$30.0	$33.4	$116.1

Distribution coverage ratio	0.99x	0.88x	0.93x	1.39x	1.06x

Distributable cash flow	$24.9	$24.0	$27.9	$46.4	$123.2

Distributions paid	$24.6	$25.3	$27.4	$30.0	$107.3

Distribution coverage ratio — paid	1.01x	0.95x	1.02x	1.55x	1.15x

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